Exhibit 3

RESTATED CERTIFICATE OF INCORPORATION
of
VION PHARMACEUTICALS, INC.

(Under Section 245 of the General Corporation Law of the State of Delaware)

Vion Pharmaceuticals, Inc. (the ‘‘Corporation’’), does hereby certify under the seal of the Corporation as follows:

A.    The name of the Corporation is Vion Pharmaceuticals, Inc.; the Corporation was originally incorporated as MelaRx Pharmaceuticals, Inc.

B.    The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware in Dover, Delaware, on the 27th day of March, 1992.

C.    This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions of the Corporation’s Amended and Restated Certificate of Incorporation as heretofore restated, amended and supplemented. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

D.    The text of the Certificate of Incorporation of the Corporation, as amended, is hereby restated to read in full, as follows:

FIRST:    The name of the Corporation is VION PHARMACEUTICALS, INC.

SECOND:    The address, including street, number, city, and country, of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:    Authorization, Designation and Amount. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 305,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $.01 per share (the ‘‘Common Stock’’) and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share (the ‘‘Preferred Stock’’). The powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of the Preferred Stock shall be set forth in this Article FOURTH.

Part A.    Preferred Stock

(a)    Designation of Preferred Stock. The Board of Directors of the Corporation (the ‘‘Board of Directors’’) is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

(1)    the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(2)    whether the shares of such series shall have voting rights or powers in addition to any voting rights required by law and, if so, the terms of such voting rights or powers, which may be full or limited;

(3)    the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or series;

(4)    whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(5)    the amount or amounts payable with respect to shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6)    whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7)    whether the shares or series shall be convertible into, or exchangeable for, shares of stock of any other class or series of any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of exchange;

(8)    the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or series;

(9)    the conditions or restrictions, if any, to be effective while any shares of such class or series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series; and

(10)    any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock so designated pursuant to this Part A.

Part B.    Common Stock

1.    Common Stock.

(a)    Voting.    Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters as to which holders of Common Stock shall be entitled to vote, which voting rights shall not be cumulative. In any election of directors, no holder of Common Stock shall be entitled to more than one vote per share.

(b)    Other Rights.    Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share and each share of Common Stock shall be entitled to all of the rights and privileges, and subject to the limitations and qualifications, of shares of Common Stock provided by the Delaware General Corporation Law.

FIFTH:    The Corporation is to have perpetual existence.

SIXTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH:    The Board of Directors is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

EIGHTH:    Elections of the directors need not be by written ballot except and to the extent provided by the by-laws of the Corporation.

NINTH:    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

TENTH:    The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall insure to the benefit of the heirs, executors and administrators of such a person.

ELEVENTH:    From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Restated Certificate to be executed by its Chief Executive Officer and attested by its Secretary this 8th day of August, 2007.

By: /s/ Alan Kessman
Alan Kessman Chief Executive Officer

[SEAL]

ATTEST:

By: /s/ Karen Schmedlin
        Karen Schmedlin
        Secretary